As filed with the Securities and Exchange Commission on February 25, 2009

Registration No. 333-145721

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

POST-EFFECTIVE AMENDMENT NO. 3
TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________

LSB INDUSTRIES, INC.
(Exact Name of Registrant)

Delaware	2810	73-1015226
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

16 South Pennsylvania Avenue Oklahoma City, Oklahoma 73107 (405) 235-4546 (Address including zip code, and telephone number of registrant's principal executive offices)

David M. Shear, Esq.
Senior Vice President and General Counsel
LSB Industries, Inc.
16 South Pennsylvania Avenue
Oklahoma City,  Oklahoma 73107
(405) 235-4546
(Name, address, including zip code and telephone number, including area code of Agent for Service)
_________________

COPIES TO:

Irwin H. Steinhorn, Esq.
Conner & Winters, LLP
1700 One Leadership Square
211 North Robinson
Oklahoma City, Oklahoma  73102
(405) 272-5711

__________________

Approximate date of commencement of proposed sale to the public: Not applicable

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer  ☐                                                                         Accelerated filer  ☑
Non-accelerated filer  ☐                                                                           Smaller reporting company  ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-145721) (the “Registration Statement”) of LSB Industries, Inc., a Delaware corporation (the “Company”), is being filed solely to withdraw and remove from registration all securities that remain unsold in connection with the Company’s offering.

On June 28, 2007, the Company entered into a purchase agreement pursuant to which the Company sold $60.0 million aggregate principal amount of its 5.5% convertible senior subordinated debentures due 2012 in a private placement to qualified institutional buyers pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act.  The Registration Statement was filed by the Company pursuant to a registration rights agreement between the Company and the initial purchasers of the debentures to register for resale by the debenture holders the debentures and shares of common stock issuable upon conversion of the debentures.  The Company is no longer obligated under the registration rights agreement to maintain the effectiveness of the Registration Statement.  As a result, the Company is terminating the offering of the debentures and underlying common stock covered by this Registration Statement.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company, which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement, which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements of filing on Form S-1 and has duly caused this Post-Effective Amendment No. 3 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, in the City of Oklahoma City, Oklahoma, State of Oklahoma on this 25th day of February 2009.

LSB INDUSTRIES, INC.

Dated: February 25, 2009	By:	/s/ Jack E. Golsen
Jack E. Golsen Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to Form S-1 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Dated: February 25, 2009	By:	/s/ Jack E. Golsen
Jack E. Golsen
Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

Dated: February 25, 2009	By:	*
Barry H. Golsen
Vice Chairman of the Board of Directors and President

Dated: February 25, 2009	By:	/s/ Tony M. Shelby
Tony M. Shelby
Executive Vice President of Finance and Chief Financial Officer (Principal Financial Officer)

Dated: February 25, 2009	By:	*
David R. Goss
Executive Vice President of Operations and Director

Dated: February 25, 2009	By:	/s/ Harold L. Rieker, Jr.
Harold L. Rieker, Jr.
Vice President and Principal Accounting Officer

Dated: February 25, 2009		*
Horace G. Rhodes, Director

Dated: February 25, 2009		*
Raymond B. Ackerman, Director

	Dated: February 25, 2009	*
Bernard G. Ille, Director

	Dated: February 25, 2009	*
Robert C. Brown, M.D., Director

	Dated: February 25, 2009	*
Charles A. Burtch, Director

	Dated: February 25, 2009	*
Donald W. Munson, Director

	Dated: February 25, 2009	*
John A. Shelley, Director

	Dated: February 25, 2009	*
Robert A. Butkin, Director

	Dated: February 25, 2009	*
Ronald V. Perry, Director

*By:	/s/ Jack E. Golsen
Jack E. Golsen, Attorney-in-fact

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